Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Fourth Quarter and Year End 2009 Operating Results
Baton Rouge, LA — February 25, 2010 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter ended December 31, 2009.
Fourth Quarter Results
Lamar reported net revenues of $262.3 million for the fourth quarter of 2009 versus $279.3 million for the fourth quarter of 2008, a 6.1% decrease. Operating income for the fourth quarter of 2009 was $20.4 million as compared to $23.8 million for the same period in 2008. There was a net loss of $19.7 million for the fourth quarter of 2009 compared to net loss of $8.6 million for the fourth quarter of 2008.
Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net (loss) income at the end of this release) for the fourth quarter of 2009 was $106.8 million versus $114.4 million for the fourth quarter of 2008, a 6.7% decrease.
Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the fourth quarter of 2009 was $50.4 million as compared to $52.2 million for the same period in 2008, a 3.4% decrease.
Pro forma net revenue for the fourth quarter of 2009 decreased 5.8% and pro forma Adjusted EBITDA decreased 6.2% as compared to the fourth quarter of 2008. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2008 period for acquisitions and divestitures for the same time frame as actually owned in the 2009 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Twelve Months Results
Lamar reported net revenues of $1.06 billion for the twelve months ended December 31, 2009 versus $1.20 billion for the same period in 2008, an 11.9% decrease. Operating income for the twelve months ended December 31, 2009 was $97.6 million as compared to $178.8 million for the same period in 2008. Adjusted EBITDA decreased to $441.4 million for the twelve months ended December 31, 2009 versus $512.1 million for the same period in 2008. There was a net loss of $58.0 million for the twelve months ended December 31, 2009 as compared to net income of $2.2 million for the same period in 2008.
Free cash flow for the twelve months ended December 31, 2009 increased 40.8% to $241.1 million as compared to $171.3 million for the same period in 2008.
Liquidity
As of December 31, 2009, Lamar had $301.2 million in total liquidity that consists of $188.9 million available for borrowing under its revolving senior credit facility and $112.3 million in cash.
In February 2010, the Company reduced outstanding indebtedness under its senior credit facility by making principal prepayments in an aggregate amount of $43.5 million, consisting of (i) a $26.2 million payment on the term portion of the senior credit facility, which was would have been due on March 31, 2010 and (ii) a $17.3 million prepayment that fully paid and extinguished the principal amount outstanding under the Series C Incremental Term loan, which had scheduled amortization through September 30, 2012.

Guidance
For the first quarter of 2010 the Company expects net revenue to be approximately $245.0 million. On a pro forma basis this represents a decrease of approximately 1.0%.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the first quarter of 2010. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others; (1) our significant indebtedness; (2) the length and severity of the current recession and the effect that it has on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results on Thursday, February 25, 2010 at 10:00 a.m.central time.Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers: Passcode:	1-334-323-0520 or 1-334-323-9871 Lamar

Replay: Passcode:	1-334-323-7226 12649362 Available through Monday, March 1, 2010 at 11:59 p.m. eastern time.

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com Available through Monday, March 1, 2010 at 11:59 p.m. eastern time
General Information
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 21 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenues	$262,315	$279,308	$1,056,065	$1,198,419

Operating expenses (income)
Direct advertising expenses	99,670	107,958	397,725	437,660
General and administrative expenses	46,064	47,207	177,947	199,420
Corporate expenses	9,753	9,694	39,014	49,196
Non-cash compensation	2,775	(42)	12,462	9,005
Depreciation and amortization	83,933	94,172	336,725	331,654
Gain on disposition of assets	(329)	(3,483)	(5,424)	(7,363)

	241,866	255,506	958,449	1,019,572

Operating income	20,449	23,802	97,616	178,847
Other expense (income)
Gain on disposition of investment	—	—	(1,445)	(1,814)
Gain on extinguishment of debt, net	350	—	(3,320)	—
Interest income	(85)	(205)	(527)	(1,202)
Interest expense	51,962	42,483	197,047	170,352

	52,227	42,278	191,755	167,336

(Loss) income before income tax	(31,778)	(18,476)	(94,139)	11,511
Income tax (benefit) expense	(12,096)	(9,887)	(36,101)	9,349

Net (loss) income	(19,682)	(8,589)	(58,038)	2,162
Preferred stock dividends	92	92	365	365

Net (loss) income applicable to common stock	($19,774)	($8,681)	($58,403)	$1,797

Earnings per share:
Basic (loss) earnings per share	($0.22)	($0.09)	($0.64)	$0.02

Diluted (loss) earnings per share	($0.22)	($0.09)	($0.64)	$0.02

Weighted average common shares outstanding:
- basic	91,880,167	91,513,304	91,730,109	92,125,660
- diluted	92,394,975	91,667,315	91,836,094	92,306,840
OTHER DATA Free Cash Flow Computation:
Adjusted EBITDA	$106,828	$114,449	$441,379	$512,143
Interest, net	(48,158)	(38,179)	(177,078)	(153,013)
Current tax benefit (expense)	1,627	14,842	15,981	10,589
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures (1)	(9,805)	(38,824)	(38,815)	(198,070)

Free cash flow	$50,400	$52,196	$241,102	$171,284

(1)	See the capital expenditures detail included below for a breakdown by category.

	December 31,	December 31,
Selected Balance Sheet Data:	2009	2008
Cash and cash equivalents	$112,253	$14,139
Working capital	104,229	78,423
Total assets	3,943,541	4,117,025
Total debt (including current maturities)	2,674,912	2,814,449
Total stockholders’ equity	831,798	870,618

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Other Data:
Cash flows provided by operating activities	$102,321	$108,796	$293,743	$346,520
Cash flows used in investing activities	10,212	61,582	29,039	437,419
Cash flows (used in) provided by financing activities	(28,972)	(53,808)	(168,349)	30,002

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$102,321	$108,796	$293,743	$346,520
Changes in operating assets and liabilities	(37,799)	(11,363)	(798)	37,564
Total capital expenditures	(9,805)	(38,824)	(38,815)	(198,070)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(4,225)	(6,321)	(12,663)	(14,365)

Free cash flow	$50,400	$52,196	$241,102	$171,284

Reconciliation of Adjusted EBITDA to Net (loss) income:
Adjusted EBITDA	$106,828	$114,449	$441,379	$512,143
Less:
Non-cash compensation	2,775	(42)	12,462	9,005
Depreciation and amortization	83,933	94,172	336,725	331,654
Gain on disposition of assets	(329)	(3,483)	(5,424)	(7,363)

Operating Income	20,449	23,802	97,616	178,847
Less:
Interest income	(85)	(205)	(527)	(1,202)
Gain on disposition of investment	—	—	(1,445)	(1,814)
Gain / loss on extinguishment of debt	350	—	(3,320)	—
Interest expense	51,962	42,483	197,047	170,352
Income tax (benefit) expense	(12,096)	(9,887)	(36,101)	9,349

Net (loss) income	($19,682)	($8,589)	($58,038)	$2,162

		Three months ended
		December 31,
	2009	2008	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Net revenue	$262,315	$279,308	(6.1%)
Acquisitions and divestitures	—	(715)

Pro forma net revenue	$262,315	$278,593	(5.8%)

Direct advertising and G&A expenses	$145,734	$155,165	(6.1%)
Acquisitions and divestitures	—	(198)

Pro forma direct advertising and G&A expenses	$145,734	$154,967	(6.0%)

Outdoor operating income	$116,581	$124,143	(6.1%)
Acquisitions and divestitures	—	(517)

Pro forma outdoor operating income	$116,581	$123,626	(5.7%)

Corporate expenses	$9,753	$9,694	0.6%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$9,753	$9,694	0.6%

Adjusted EBITDA	$106,828	$114,449	(6.7%)
Acquisitions and divestitures	—	(517)

Pro forma Adjusted EBITDA	$106,828	$113,932	(6.2%)

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2008 for acquisitions and divestitures for the same time frame as actually owned in 2009.

	Three months ended
	December 31,
	2009	2008
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$116,581	$124,143
Less: Corporate expenses	9,753	9,694
Non-cash compensation	2,775	(42)
Depreciation and amortization	83,933	94,172
Plus: Gain on disposition of assets	329	3,483

Operating income	$20,449	$23,802

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Capital expenditure detail by category
Billboards — traditional	$954	$8,605	$7,401	$58,064
Billboards — digital	3,586	18,737	15,178	103,701
Logo	1,999	3,125	5,275	7,606
Transit	2,365	409	5,488	1,018
Land and buildings	29	3,294	578	11,240
Operating equipment	872	4,654	4,895	16,441

Total capital expenditures	$9,805	$38,824	$38,815	$198,070